CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANT

I hereby consent to the inclusion of my Auditors’ Report, dated March 22, 2019, on the financial statements of Yayyo Inc. as of December 31, 2018 and 2017 and for each of the two years then ended in the form 1-K. I also consent to application of such report to the financial information in the form 1-K, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

March 26, 2019